Exhibit 10.37

CEO CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This CEO Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of June 19, 2019 (the “Effective Date”), by and between Michael Slessor (the “Employee”) and FormFactor, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in light of the possibility of a Change in Control.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows.

ARTICLES

l.Definitions. The following terms referred to in this Agreement shall have the following meanings.

“Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee and is reasonably likely to result in material harm to the Company, (ii) the Employee's conviction of a felony, (iii) a willful act by the Employee which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Employee of the Employee's obligations to the Company after the Employee has received a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his or her duties.

“Change of Control” shall mean the first to occur of any of the following events after the date hereof:

(i)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(ii)(A) any approval by the shareholders of the Company of a plan of complete liquidation of the Company, other than as a result of insolvency or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company's assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than sixty percent (60%) of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or
(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company's then outstanding voting securities; or
(iv)during any period of two consecutive years after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board.

“Good Reason” shall mean the occurrence of any of the following: (i) without the Employee's express written consent, a material reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior such reduction; (ii) a reduction by more than 10% of the Employee's base salary or target bonus as in effect immediately prior to such reduction;
(iii)without the Employee's express written consent, the relocation of the Employee's primary work location by more than 50 miles; or (iv) the failure of the Company to obtain the assumption of this Agreement by a successor (by express agreement or operation of law); provided, however, that the Employee will have Good Reason to terminate employment only if (i) the Employee provides notice to the Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within 90 days of the initial existence of such event or circumstances, and (ii) the Company does not remedy such event or circumstances within 15 days following receipt of such notice.

“Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved.

“Involuntary Termination” shall mean a termination of the Employee by the Company without Cause or a resignation by the Employee within 120 days of any event constituting Good Reason.

“Separation from Service” shall have the meaning given in Section 409A of the Internal Revenue Code (as defined herein).

2.Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”); provided, however, that the Term shall automatically be extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the then-current Term, the Company or Employee shall have given notice not to extend the Term; and provided further that if a Change of Control shall have occurred during the Term, this Agreement shall remain in effect until 12 months following such Change of Control to give effect to its provisions.

3.At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.

4.Change of Control and Severance Benefits; Non-solicitation.

(a)Involuntary Termination Following Change of Control. If the Employee's employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall be entitled to receive from the Company the following benefits (the “CIC Severance Benefits”), contingent upon the Employee's delivery of a signed release reasonably satisfactory to the Company (the

“Release”) within 45 days from the Employee's Separation from Service (the “Release Deadline”) and non-revocation of such Release within the time period specified therein.

(i)Cash Severance Payments. Employee shall receive an aggregate amount equal to one times the sum of (A) the Employee's annual base salary in effect on the date of termination plus (B) the greater of (x) the Employee's annual target bonus amount for the year of termination assuming a 100% payout on all objectives under the Company's bonus plan in effect on the date of termination or (y) such annual target bonus amount times the average rate of annual bonus paid to each executive officer (compared to such officer's target bonus) covered under a change of control severance agreement substantially similar to this Agreement averaged over the two most recently completed fiscal years preceding the date of termination. The Company shall pay the foregoing amount to the Employee in a lump sum within 60 days following the Employee's Separation from Service.

(ii)Health Benefits Continuation. The Company shall pay to the Employee the product of: (A) the Company's monthly COBRA premium in effect on the date of Separation from Service under the Company's group health plan for the type of coverage in effect under such plan (e.g., family coverage) for the Employee on the date of Separation from Service, and (B) 12, which shall be paid in a lump sum within 60 days following the Employee's Separation from Service.
(iii)Equity Acceleration. The vesting and exercisability of each option, restricted stock award, restricted stock unit or other stock based award, including any cash-based award that was substituted or assumed for any stock-based award at the time of the Change in Control (each, an “Equity Award”) shall be automatically accelerated in full and the forfeiture provisions and/or Company right of repurchase of each Equity Award shall automatically lapse in full.

(iv)Forfeiture upon Breach of Covenants. Notwithstanding any of the foregoing, if the Employee materially breaches his or her obligations under paragraph (e) or (f) of this Article 4, from and after the date of such breach, the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the CIC Severance Benefits.

(b)Other Termination. If Employee's employment with the Company terminates as a result of an Involuntary Termination at any time during the Term other than within twelve (12) months following a Change of Control, then Employee shall be entitled to receive from the Company the following benefits (the “Severance Benefits”), contingent upon the Employee's delivery of a signed release reasonably satisfactory to the Company (the “Release”) within 45 days from the Employee's Separation from Service (the “Release Deadline”) and non-revocation of such Release within the time period specified therein.

(v)Cash Severance Payments. Employee shall receive an aggregate amount equal to (A) one times the Employee's annual base salary in effect on the date of termination plus (B) a pro-rated annual bonus (pro-rated through the date of termination) equal to (1) a pro-rata portion of Employee's annual target bonus for the fiscal year of termination of employment or (2) if such annual bonus is intended to be under a Section 162(m) plan, a pro-rata portion of the lesser of (x) the bonus actually earned for the year of termination, as determined following the end of the year, or (y) the target bonus. The Company shall pay the foregoing amount to the Employee in a lump sum within 60 days following the Employee's Separation from Service or, if payment is made under clause (2) of the foregoing sentence, within two and one half months following the end of the year of termination.

(vi)Health Benefits Continuation. The Company shall pay to the Employee the product of: (A) the Company's monthly COBRA premium in effect on the date of Separation from Service under the Company's group health plan for the type of coverage in effect under such plan (e.g., family coverage) for the Employee on the date of Separation from Service, and (B) 12, which shall be paid in a lump sum within 60 days following the Employee's Separation from Service.
(vii)Equity Acceleration. Employee will become immediately vested in an additional number of shares of Company common stock under all of Employees outstanding Equity Awards as if Employee had continued in employment for twelve (12) additional months following Employee's Separation from Service; provided that with respect to any performance-based Equity Award for which the performance period has not ended as of the date of termination (a “Performance Award”) but for which the initial vesting date would occur within 12 months following Employee's Separation from Service, such Performance Award shall remain outstanding and, upon determination of the amount earned for such performance period, the earned amount of the Performance Period shall be subject to the foregoing 12-month acceleration provision (from the date of termination) and, if applicable, shall be settled within two and one-half months following the year in which Employee's Separation from Service occurs. Further, Employee will have twelve (12) months following Employee's Separation from Service to exercise any vested stock options not to exceed the expiration date of such options.

(c)Other Termination. If the Employee's employment with the Company terminates other than as a result of an Involuntary Termination, then the Employee shall not be entitled to receive the CIC Severance Benefits or Severance Benefits, as applicable, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies.

(d)Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee's termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

(e)Non-solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period (as defined below), the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's Personnel (as defined below) to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity. “Personnel” means any of the Company's employees, excluding the Employee's administrative assistant. “Non-solicit Period” means the period commencing on the date of a Change of Control and ending 12 months thereafter.

(f)Confidentiality. In consideration of the benefits and protections conferred under this Agreement, the Employee agrees that he or she will continue to abide by the confidentiality provisions in the Company's Employment, Confidential Information and Invention Assignment Agreement, as executed by the Employee.

5.Limitation on Benefits.

(a)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). The Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined).

(b)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company's independent public accountants or another certified public accounting firm or valuation firm designated by the Company (the “Accounting Firm”) at the Company's expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within 30 days of the date of termination of Employee's employment.

6.Successors.

(a)Company's Successors. Any successor to the Company (whether direct or indirect) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree (either expressly or by operation of law) to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets.

(b)Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.Notices.

(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel, or to the Chief Financial Officer if the notice to the Company is from the General Counsel. Notice of Termination. Any termination by the Company or by the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Article.

8.Arbitration.

(a)Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Francisco, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(b)The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitral proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)EMPLOYEE HAS READ AND UNDERSTANDS THIS ARTICLE, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i.         ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
ii.        ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;
iii.     ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9.Miscellaneous Provisions.

(a)Section 409A. It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement shall either be exempt from or comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Employee to the payment of interest and/or any tax penalty that may be imposed under Section 409A of the Code. Employee acknowledges and agrees that the Company has made no representation to Employee as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Employee is solely responsible for all taxes due with respect to such compensation and benefits. In addition, to the extent (i) any payments to which Employee becomes entitled under this Agreement in connection with Employee's termination of employment with the Company constitutes deferred compensation subject to Section 409A and (ii) Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then to the extent required to avoid adverse tax treatment under Section 409A to Employee, such payment or payments shall not be made or commence until the date which is more than six (6) months after the Employee's Separation from Service or, if earlier, the date of death of the Employee. If the condition of providing a Release by the Employee could cause the payment of any amount or provision of any Benefit subject to such release to be paid or provided in either of two taxable years of the Employee, then to the extent required to avoid adverse tax treatment under Section 409A to Employee, such amount or benefit shall be paid or provided in the later such taxable year.

(b)No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
(c)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company other than the Employee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.

(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

FormFactor, Inc.			Michael Slessor

By:	/s/ JASON COHEN		/s/ MICHAEL SLESSOR
	Name:	Jason Cohen
	Title:	Vice Present and General Counsel